Amendment to the

Management Agreement

between the Trust and JPMIM relating to Behavioral Value Fund dated September 1, 2017.

THIS AMENDMENT is made as of September 1, 2017, by and between J.P. Morgan Investment Management Inc. (the “Manager”) and Undiscovered Managers Funds, a Massachusetts business trust (the “Fund”), with respect to its Behavioral Value Fund (the “Series”), the parties to the Management Agreement dated January 30, 2004, as amended (the “Agreement”).

WHEREAS, the parties hereto wish to amend Section 6 of the Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	Section 6 is hereby deleted and replaced with the following:

As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the annual rate of 0.75% of the average daily assets of the Series. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

3.	This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.	This Amendment may be executed in one or more counterparts, each of which will he deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

J.P. Morgan Investment Management Inc.

By:	/s/ Brian Shlissel
Name: Brian Shlissel
Title: Managing Director

Undiscovered Managers funds, on behalf of the Behavioral Value Fund

By:	/s/ Joseph Parascondola
Name: Joseph Parascondola
Title: Assistant Treasurer